Sierchio Greco & Greco, LLP 720 Fifth Avenue, Suite 1301 New York, New York 10019

Telephone: (212) 246-3030 Facsimile: (212) 246-2225	Please Reply to Alfred V. Greco E-mail: agreco@sggllp.com
EXHIBIT 5

February 11, 2005

Bovie Medical Corporation
734 Walt Shitman Road
Melville, New York 11747
Attention: Mr. Andrew Makrides

Re:  Bovie Medical Corporation
Form S-3 Registration Statement
File No.: 333-120741

Ladies and Gentlemen:

In connection with the registration of 3,000,000 shares of common stock, par value $.001 per share (the “Common Shares”) of Bovie Medical Corporation (the “Company”) with the Securities and Exchange Commission on a Registration Statement on Form S-3 (the “Registration Statement”), relating to the sales, if any, of the Common Shares by the selling stockholders, we have examined such documents, records and matters of law as we have considered relevant. Based upon such examination and upon our familiarity as counsel for the Company with its general affairs, it is our opinion that:

The Common Shares being registered are legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

COMPANY NAME CORPORATION
SIERCHIO GRECO & GRECO, LLP
Date: 02/11/05	By:	/s/ Alfred V. Greco

AVG:pes